Exhibit 10.42

1 June 2020

VIA E-MAIL

Mr. John Ciroli, Esq.

Pittsburgh, PA

[***]

Re: Offer of Employment

Dear John,

The management of Montauk Energy Holdings, LLC (the “Company”) is very impressed with your resume, your work experience, and your attitude towards impacting positive change within our organization. We strongly believe that you would be a good fit for our organization and that our organization would be a good fit for you. We are committed to building and maintaining a talented team of employees dedicated to the long-term success of the Company.

To that end, I am very pleased to offer you employment with the Company under the key terms as outlined below.

Position:	VP General Counsel, and Corporate Secretary

Key Responsibilities:	Reporting to the President and CEO with the key responsibilities outlined on the attached job description.

Job Location:	Company’s Corporate Office located at 680 Andersen Drive, Pittsburgh, PA 15220

Base Salary:	$190,000 annually paid bi-weekly on alternating Fridays by direct deposit

Employment Start Date:	Mutually agreeable start date, no later than 6 July 2020

Bonus Target:	You will be eligible for an annual bonus based on achieving objectives in accordance with Company incentive compensation plans for Executives as administered by the Remuneration Committee of the Company’s parent Montauk Holdings Limited (MNK:JSE). The target animal bonus opportunity is 30% of your annual base compensation subject to a potential stretch goal for a maximum of up to 60% of your annual base salary based on Company performance. As the Company recently changed from a fiscal (31 March) to a calendar year-end, the annual bonus program is pro-rated for 1 April – 31 December 2020 (9 months). Additional pro-ration may be applicable based on your start date with the Company.

Executive Equity Plan:	You will be eligible to participate in the Montauk Holdings Limited Employee Share Appreciation Rights Scheme for US Affiliates (the “Plan”), including the grants of Stock Appreciation Rights (“SARs”), in accordance with the Plan’s eligibility rules. Timing of and administration of the Plan is governed by the Remuneration Committee of the Board of Montauk Holdings Limited. Your initial SARs grant will be calculated as follows:

(Annual salary x 4) divided by (30-day weighted average of share price of MNK prior to employment start date minus 10%) = number of SARs granted to you.

This grant is subject to a five-year vesting, beginning with the first 1/3 on the 3rd anniversary of the award, and requires you to be employed with the Company on the vesting date for exercise eligibility.

Paid Time Off (PTO):	You will be entitled to One Hundred Sixty (160) hours of Paid Time Off (PTO) annually, which will accrue at a rate of 6.15 hours per pay period commencing as of your start of employment. Unused PTO can be carried into the following year, subject to a limit of 160 hours of carryover PTO at each calendar year-end. Additionally, up to 40 hours of unused PTO can be sold back to the Company at each calendar year-end. Unused PTO in excess of that which can be carried or sold will be forfeited. In addition, the Company recognizes ten (10) paid legal holidays during the calendar year and one (1) floating holiday. Finally, the Company recognizes one (1) Volunteer Time Off day during the calendar year.

Medical, Dental and Other Employee Benefits:	In accordance with our Company policies, you will be eligible for standard benefit options beginning on the first day of the month following your first full calendar month of employment.

In the event you elect to waive Medical and Dental coverage you will receive a payment in the amount of $75.00 per month.

401(k) Plan Eligibility:	In accordance with our Company policies, you will be eligible for 401(k) options beginning on the first day of the month following your first full calendar month of employment.

Upon reaching eligibility, the Company will automatically fund a 3% contribution on your behalf (Safe Harbor contribution) and will match 50% of your first 4% voluntary deferral.

Company Provided Technology:	You will be provided with a smart phone (you may port a number if you desire) and a laptop for Company use during employment.

This offer letter does not confer any contractual right, either expressed or implied, to remain in the Company’s employ. Your employment is not for any specific time and may be terminated at will, with or without cause and without prior notice, by the Company or you may resign for any reason at any time.

As is customary, this offer is contingent upon satisfactory completion of a background investigation, as well as you successfully passing a drug-screening test. If you fail to take the test or do not pass the test, this offer of employment will no longer be valid. In addition, at the commencement of your employment, you will be required to sign a confidentiality agreement restricting your ability to disclose confidential information regarding the Company and a noncompetition agreement.

Finally, I am very excited about the prospect of having you join our team and look forward to having your innovative ideas and energies assist us with the challenges and opportunities ahead. If you agree with the terms set forth in this offer letter, please indicate your acceptance by scanning a signed copy to at smcclain@montaukenergy.com.

If you have any questions, please feel free to contact me at 412-478-1007. I look forward to your positive response.

Kind Regards,

/s/ Sean F. McClain
Sean F. McClain
President & CEO

Accepted by:	/s/ John Ciroli	Date:	June 3, 2020
John Ciroli

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